EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-59471 of Ballard Medical Products on of our reports dated November 13, 1997 (February 25, 1998 as to Note 12) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115) and July 14, 1998 appearing in the Current Report on Form 8-K/A dated July 17, 1998 of Ballard Medical Products.


     Salt Lake City, Utah
     August 26, 1998







































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